Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Delivers Second Quarter 2019 Adjusted Earnings Per Diluted Share of $0.36

HIGHLIGHTS

•	Second quarter 2019 loss per diluted share was $(3.05) compared to a loss per diluted share of $(0.35) for the same period in 2018.

•	Second quarter 2019 adjusted earnings per diluted share was $0.36, $0.01 above the top end of the Company's guidance range and $(0.02) below second quarter 2018.

•
TreeHouse issued full year 2019 guidance for adjusted earnings per diluted share from continuing operations of $2.33 to $2.63 and Q3 adjusted earnings per diluted share from continuing operations of $0.52 to $0.62.

•
TreeHouse accomplishes the majority of Portfolio Optimization efforts originally announced at December 2018 Investor Day, following today’s expected closing of the sale of the Snack Nuts and Trail Mix business to Atlas Holdings and the pending Ready-to-eat ("RTE") Cereal business sale transaction to Post Holdings, Inc.

Oak Brook, IL, August 1, 2019 — TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter GAAP loss per diluted share of $(3.05) compared to a GAAP loss of $(0.35) reported for the second quarter of 2018. The Company reported adjusted earnings per diluted share1 of $0.36 in the second quarter of 2019 compared to adjusted earnings per share of $0.38 for the second quarter of 2018.

“I’m pleased that our second quarter adjusted earnings per share of $0.36 came in slightly above the upper end of our guidance range, although revenue of $1.25 billion was slightly short of our expectations,” said Steve Oakland, Chief Executive Officer and President. "The TreeHouse organization continues to embrace our four-point enterprise strategy and drive good progress. Our Operational Excellence initiatives are resulting in sequential margin improvement and supply chain savings. We believe that the launch of our new customer-centric Commercial Excellence organization will begin to bear fruit in 2020 as we provide strategic thought leadership, network scale advantage and support our customers’ strategic growth plans. We’ve engaged our People and Talent by introducing our new values. Lastly, we brought resolution around the majority of our Portfolio Optimization initiatives - the sale of our snack nuts and trail mix business to Atlas Holdings and the sale of the RTE Cereal business to Post Holdings. We believe these divestitures will greatly sharpen our focus on our core categories and enhance the long-term profitability and margin profile of our company.”

“Our second quarter results continued to show improvement,” said Matthew Foulston, EVP and Chief Financial Officer. “Adjusted EBIT margin2 in the second quarter was 4.3% representing a 50 basis point improvement versus the prior year and 170 basis points sequentially, a direct result of our operational excellence efforts. While top line improvement is slower than anticipated due to volume loss across Baked Goods, Beverages and Meal Solutions, we are moving the organization forward with our service levels now consistently above 98% across the entire organization.

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1
Adjusted earnings per diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” for the definition of adjusted earnings per diluted share, information concerning certain items affecting comparability, and a reconciliation of loss per diluted share to adjusted earnings per diluted share.

2
Adjusted EBIT margin is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” for the definition of adjusted EBIT and adjusted EBIT margin, information concerning certain items affecting comparability, and a reconciliation of net loss to adjusted EBIT.

OUTLOOK

TreeHouse issued full year 2019 adjusted earnings from continuing operations guidance of $2.33 - $2.63 per diluted share. Both the Snacks business and the RTE Cereal business qualify for discontinued operations treatment beginning in the third quarter of 2019 and going forward results for these businesses will be removed from continuing operations of each quarter and the comparable prior year period. The guidance assumes that the full year 2019 impact on adjusted EPS related to the Snacks divestiture and the RTE divestiture will total approximately $0.19 and additional adjustments will total approximately $(0.06).

In regard to the outlook for the third quarter, TreeHouse anticipates adjusted earnings per diluted share from continuing operations in the $0.52 to $0.62 range and net sales between $1.04 to $1.14 billion. The year-over-year decline in the third quarter of 2019 is expected to be driven by weaker sales in Baked Goods and Meal Solutions, partially offset by revenue growth within the Beverages division.

Mr. Oakland said, “I’m so proud of the strides our teams are making across each of the four key tenets of our customer-centric enterprise strategy as we strive to be the supply chain for our customers' brands. We have some work to do around accelerating our revenue growth, but we are moving forward and I continue to expect that we will pivot the top line to slight positive growth in the fourth quarter of this year.”

“Beyond 2019, we continue to expect that we can deliver 1-2% revenue growth, greater than or equal to 10% earnings per share growth and at least $300 million in free cash flow on an annual basis,” Mr. Oakland concluded.

SECOND QUARTER 2019 FINANCIAL RESULTS

Net sales for the second quarter of 2019 totaled $1,250.7 million compared to $1,455.8 million for the same period last year, a decrease of 14.1%. The change in net sales from 2018 to 2019 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)
SKU rationalization	(1.1)%	(1.4)%
Volume/mix excluding SKU rationalization	(12.5)	(11.3)
Pricing	(0.3)	(0.1)
Divestiture	(0.1)	(0.2)
Foreign currency	(0.1)	(0.1)
Total change in net sales	(14.1)%	(13.1)%

The change in net sales includes the efforts to simplify and rationalize low margin SKUs, which contributed 1.1% to the year-over-year decline, and the divestiture of the McCann's business in July 2018 which contributed 0.1% to the year-over-year decline. Excluding the impact of SKU rationalization and divestiture, net sales decreased 12.9% in the second quarter of 2019 compared to 2018, driven by the following:

•	Volume/mix was unfavorable 12.5% year-over-year with declines across all segments primarily due to distribution lost as a result of pricing actions taken in 2018.

•
Pricing was unfavorable 0.3% the second quarter of 2019 compared to 2018 driven by declines for commodity-based pass-through pricing, primarily in the Snacks segment, and competitive pressure in the Single serve beverage category, partially offset by favorable pricing actions to cover commodity and freight inflation.

•	Foreign currency exchange was unfavorable 0.1% in the second quarter of 2019 compared to 2018.

Gross profit as a percentage of net sales was 15.9% in the second quarter of 2019, compared to 16.2% in the second quarter of 2018, a decrease of 0.3 percentage points. The decrease is primarily due to the fixed cost impact of declining volumes and a charge related to a multiemployer pension plan withdrawal, partially offset by lower expenses associated with our restructuring programs.

Total operating expenses as a percentage of net sales were 27.8% in the second quarter of 2019 compared to 16.0% in the second quarter of 2018, an increase of 11.8%. The increase is primarily attributable to impairment charges of $130.4 million which includes a $66.5 million non-cash impairment related to long-lived assets employed in the Snacks segment and a $63.9 million non-cash impairment related to the expected loss on disposal of RTE Cereal, and a charge of $25 million to accrue for the pending settlement of litigation. These were partially offset by lower freight costs due to lower spot market usage, and lower costs associated with our restructuring programs.
Total other expense increased by $21.4 million to $50.8 million in the second quarter of 2019 compared to $29.4 million in the second quarter of 2018. The increase was primarily related to non-cash mark-to-market expense from hedging activities in 2019 compared to mark-to-market income in 2018, driven by interest rate swaps, partially offset by lower interest expense, favorable fluctuations in currency exchange rates between the U.S. and Canadian dollar during the respective periods, and a loss on debt extinguishment related to the repurchase of a portion of the 2022 and 2024 notes in the second quarter of 2018 that did not recur in 2019. The decrease in interest expense reflects a lower debt level, partially offset by a higher interest rate reflecting the year-over-year increase in LIBOR.
Income tax benefit was recognized at an effective rate of 14.3% in the second quarter of 2019 compared to 23.5% in the second quarter of 2018. The change in the Company’s effective tax rate for the three months ended June 30, 2019 compared to 2018 is primarily the result of a reduction in the basis of goodwill related to the pending divestiture of the RTE Cereal business that is non-deductible for tax purposes, a change in the amount of executive compensation that is non-deductible for tax purposes, and a change in the valuation allowance on certain deferred tax assets. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the second quarter of 2019 was $171.8 million, compared to a net loss of $19.5 million for the same period of the previous year. Adjusted EBITDAS3 was $113.4 million in the second quarter of 2019, a 5.3% decrease compared to the second quarter of 2018. The decrease in adjusted EBITDAS was primarily due to lower volume and the related fixed cost impact, and unfavorable pricing, partially offset by lower freight costs due to lower spot market usage, and cost savings from TreeHouse 2020 and Structure to Win initiatives.

Cash provided by operations was $9.4 million in the first six months of 2019 compared to $231.3 million in the first six months of 2018. The decrease is mostly attributable to a decline in cash provided by the Receivables Sales Program during the first six months of 2019 compared to the first six months of 2018 and higher incentive compensation payments during the first six months of 2019. The Company's working capital management emphasis continues to be focused on driving faster collection of receivables, reducing inventory, and extending vendor payment terms.

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3
Adjusted EBITDAS is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of net loss to Adjusted EBITDAS.

The Company’s three and six months 2019 and 2018 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED LOSS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Diluted loss per share (GAAP)	$(3.05)	$(0.35)	$(3.54)	$(0.94)
Impairment	2.31	—	2.31	—
Restructuring programs	0.65	0.89	1.25	1.57
Mark-to-market adjustments	0.45	(0.13)	0.73	(0.03)
Litigation matter	0.44	—	0.44	—
Acquisition, integration, divestiture, and related costs	0.12	0.02	0.14	0.02
Multiemployer pension plan withdrawal	0.07	—	0.07	—
Tax indemnification	0.01	0.02	0.01	0.02
Product recall	—	—	0.01	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.03)	0.03	(0.05)	0.06
CEO transition costs	—	—	—	0.23
Debt amendment and repurchase activity	—	0.09	—	0.09
Taxes on adjusting items	(0.62)	(0.19)	(0.88)	(0.45)
Dilutive impact of shares [4]	0.01	—	0.01	—
Adjusted diluted EPS (Non-GAAP)	$0.36	$0.38	$0.50	$0.57

4
The number of shares outstanding used in the calculation of the GAAP diluted loss per share excludes all contingently issuable shares under our equity award programs since inclusion of such shares would be anti-dilutive (i.e. the loss per share would be smaller). Conversely, the number of shares outstanding used in the calculation of the Adjusted diluted earnings per share (a Non-GAAP measure) includes all contingently issuable shares under our equity award programs since inclusion of such shares is dilutive. The total number of shares used in the calculation of the adjusted diluted earnings per share was 56.5 million for both the three months and six months ended June 30, 2019. The total number of shares used in the calculation of the adjusted diluted earnings per share was 56.8 million for both the three months and six months ended June 30, 2018.

SECOND QUARTER 2019 SEGMENT RESULTS

	Three Months Ended June 30,
	Baked Goods		Beverages		Meal Solutions		Snacks
	2019	2018	2019	2018	2019	2018	2019	2018
	(unaudited, dollars in millions)
Net sales	$397.1	$426.6	$212.8	$236.4	$470.3	$518.5	$170.5	$274.3
Direct operating income	41.6	37.3	40.6	45.8	55.4	58.7	(5.2)	4.4
Direct operating income percent	10.5%	8.7%	19.1%	19.4%	11.8%	11.3%	(3.0)%	1.6%

The change in net sales from second quarter of 2018 to the second quarter of 2019 was due to the following:

	Three Months Ended June 30,
	Baked Goods		Beverages		Meal Solutions		Snacks
	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2018 Net sales	$426.6		$236.4		$518.5		$274.3
SKU rationalization	(11.4)	(2.7)%	(1.2)	(0.5)%	(4.0)	(0.8)%	—	—%
Volume/mix excluding SKU rationalization	(22.6)	(5.3)	(17.7)	(7.5)	(49.0)	(9.4)	(91.9)	(33.5)
Pricing	5.0	1.2	(4.7)	(2.0)	6.9	1.3	(11.9)	(4.3)
Divestiture	—	—	—	—	(1.2)	(0.2)	—	—
Foreign currency	(0.5)	(0.1)	—	—	(0.9)	(0.2)	—	—
2019 Net sales	$397.1	(6.9)%	$212.8	(10.0)%	$470.3	(9.3)%	$170.5	(37.8)%

Baked Goods

Net sales in the Baked Goods segment decreased $29.5 million, or 6.9%, in the second quarter of 2019 compared to the second quarter of 2018. The change in net sales was due to unfavorable volume/mix mostly from lost distribution predominately in the In-store bakery, RTE Cereal, and Bars categories, the efforts to simplify and rationalize low margin SKUs, and unfavorable foreign currency. This was partially offset by favorable pricing actions taken in response to commodity and freight inflation and a reduction in trade spending primarily in the In-store bakery and Refrigerated dough categories which favorably impacted pricing.

Direct operating income as a percentage of net sales increased 1.8 percentage points in the second quarter of 2019 compared to the second quarter of 2018. This increase was primarily due to favorable pricing, favorable mix due to the rationalization of low margin business, lower freight due to reduced spot market usage, particularly in the temperature controlled freight market, lower production costs, and lower direct selling, general and administrative expenses driven by the TreeHouse 2020 and Structure to Win initiatives. These improvements were partially offset by the lower volumes and the related fixed cost impact, and higher commodity costs for packaging and flour.

Beverages

Net sales in the Beverages segment decreased $23.6 million, or 10.0%, in the second quarter of 2019 compared to the second quarter of 2018. The change in net sales was due to unfavorable volume/mix primarily from lost distribution mostly in the Broth and Powdered creamers categories, unfavorable pricing due to competitive pressure in the Single serve beverages category and the efforts to simplify and rationalize low margin SKUs, partially offset by distribution gains in Tea.

Direct operating income as a percentage of net sales decreased 0.3 percentage points in the second quarter of 2019 compared to the second quarter of 2018. The decrease primarily resulted from unfavorable pricing due to competitive pressure in the Single serve beverages category, higher production costs, and unfavorable volume/mix. These declines were partially offset by lower freight due to reduced spot market usage.

Meal Solutions

Net sales in the Meal Solutions segment decreased $48.2 million, or 9.3%, in the second quarter of 2019 compared to the second quarter of 2018. The change in net sales was due to unfavorable volume/mix from lost distribution primarily in the Pasta and Pickles categories, the efforts to simplify and rationalize low margin SKUs, the divestiture of the McCann's business in July 2018, and foreign currency. Pricing was favorable reflecting certain pricing actions taken in response to commodity and freight inflation that was only partially offset by durum pass-through pricing reductions.

Direct operating income as a percentage of net sales increased 0.5 percentage points in the second quarter of 2019 compared to the second quarter of 2018. The increase was primarily due to favorable pricing, lower freight due to reduced spot market usage, and lower direct selling, general and administrative expenses driven by the TreeHouse 2020 and Structure to Win initiatives partially offset by higher costs for certain commodities, and lower volumes and the related fixed cost impact.

Snacks

Net sales in the Snacks segment decreased $103.8 million, or 37.8%, in the second quarter of 2019 compared to the second quarter of 2018. The change in net sales was primarily due to lost distribution in the Snack nuts and Trail mix categories and unfavorable pricing as a result of commodity-based pass-through pricing.

Direct operating income as a percentage of net sales decreased 4.6 percentage points in the second quarter of 2019 compared to the second quarter of 2018. The decrease was primarily due to lower volume and the related fixed cost impact partially offset by lower freight costs due to lower spot market usage and reduced input costs associated with certain commodities.

YEAR TO DATE 2019 SEGMENT RESULTS

	Six Months Ended June 30,
	Baked Goods		Beverages		Meal Solutions		Snacks
	2019	2018	2019	2018	2019	2018	2019	2018
	(unaudited, dollars in millions)
Net sales	$819.8	$882.0	$450.0	$485.5	$935.2	$1,041.8	$346.8	$527.7
Direct operating income	86.3	65.3	84.5	85.3	102.8	115.6	(19.0)	12.0
Direct operating income percent	10.5%	7.4%	18.8%	17.6%	11.0%	11.1%	(5.5)%	2.3%

The change in net sales from the first six months of 2018 to the first six months of 2019 was due to the following:

	Six Months Ended June 30,
	Baked Goods		Beverages		Meal Solutions		Snacks
	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2018 Net sales	$882.0		$485.5		$1,041.8		$527.7
SKU rationalization	(22.9)	(2.6)%	(4.7)	(1.0)%	(14.3)	(1.4)%	—	—%
Volume/mix excluding SKU rationalization	(54.6)	(6.3)	(23.7)	(4.8)	(97.5)	(9.4)	(156.7)	(29.7)
Pricing	16.5	1.9	(7.1)	(1.5)	12.4	1.2	(24.2)	(4.6)
Divestiture	—	—	—	—	(4.5)	(0.4)	—	—
Foreign currency	(1.2)	(0.1)	—	—	(2.7)	(0.2)	—	—
2019 Net sales	$819.8	(7.1)%	$450.0	(7.3)%	$935.2	(10.2)%	$346.8	(34.3)%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s first quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx

CHANGE IN INVENTORY ACCOUNTING METHOD

In order to align inventory valuation methods across the Company, effective April 1, 2019, the Company changed its method of valuing its Pickle inventory in its Meal Solutions segment from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. After adopting the change, all of the Company's inventory is now valued using the FIFO method. The Company believes that the FIFO method is preferable since it more accurately reflects the current market value of inventory presented on the Company's Condensed Consolidated Balance Sheets, improves comparability with the Company's peers, and results in consistency across its operations with respect to the method of inventory valuation. Prior period information included in this release has been adjusted to apply the FIFO method retrospectively. For comparability and investor analysis purposes, the impact of the change from LIFO to FIFO on net loss/earnings per diluted share and adjusted earnings per diluted share by quarter for 2018 and 2017 and the first quarter of 2019 has been included as exhibit 99.2 to this report.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company is not able to reconcile prospective adjusted earnings per diluted share (Non-GAAP) to projected reported diluted earnings per share without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results.  These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share (“adjusted diluted EPS”) reflects adjustments to GAAP loss per diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted loss per share as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share is presented above.

Adjusted Net Income, Adjusted EBIT, Adjusted EBITDAS, Adjusted net income margin, Adjusted EBIT margin and Adjusted EBITDAS margin, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net loss as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBIT represents adjusted net income before interest expense, interest income, and income tax expense. Adjusted EBITDAS represents adjusted net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT and adjusted EBITDAS are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin, adjusted EBIT margin and adjusted EBITDAS margin are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above.

A full reconciliation between the relevant GAAP measure of reported net loss for the three and six month periods ended June 30, 2019 and 2018 calculated according to GAAP, adjusted net income, adjusted EBIT, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the six months ended June 30, 2019 and 2018 calculated according to GAAP and free cash flow is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our product portfolio includes shelf stable, refrigerated, frozen and fresh products, including baked goods (refrigerated and frozen dough, cereal, cookies, crackers, pretzels and snack bars); beverages (broth, single serve hot beverages, creamers and powdered drinks); meal solutions (dressings, hot cereal, macaroni and cheese, pasta, pickles, sauces and side dishes); and healthy snacks (dried fruits and vegetables, nuts and trail mix). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$63.7	$164.3
Receivables, net	301.3	351.3
Inventories	842.1	863.8
Assets held for sale	142.5	—
Prepaid expenses and other current assets	83.7	61.8
Total current assets	1,433.3	1,441.2
Property, plant and equipment, net	1,149.2	1,274.4
Operating lease right-of-use assets	218.6	—
Goodwill	2,112.7	2,161.4
Intangible assets, net	635.5	700.2
Other assets, net	43.6	46.2
Total assets	$5,592.9	$5,623.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$525.6	$577.9
Accrued expenses	303.2	256.1
Current portion of long-term debt	7.9	1.2
Total current liabilities	836.7	835.2
Long-term debt	2,257.6	2,297.4
Operating lease liabilities	194.4	—
Deferred income taxes	161.0	160.2
Other long-term liabilities	159.9	170.6
Total liabilities	3,609.6	3,463.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.2 and 56.0 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(83.3)
Additional paid-in capital	2,143.5	2,135.8
Retained earnings	5.3	204.0
Accumulated other comprehensive loss	(82.8)	(97.1)
Total stockholders’ equity	1,983.3	2,160.0
Total liabilities and stockholders’ equity	$5,592.9	$5,623.4

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$1,250.7	$1,455.8	$2,551.8	$2,937.0
Cost of sales	1,051.7	1,219.3	2,157.7	2,467.9
Gross profit	199.0	236.5	394.1	469.1
Operating expenses:
Selling and distribution	68.3	91.7	147.5	200.1
General and administrative	95.1	72.9	161.0	154.0
Amortization expense	19.3	21.3	40.9	43.5
Asset impairment	130.4	—	130.4	—
Other operating expense, net	35.5	46.7	64.3	75.6
Total operating expenses	348.6	232.6	544.1	473.2
Operating (loss) income	(149.6)	3.9	(150.0)	(4.1)
Other expense:
Interest expense	27.9	31.3	54.8	59.8
(Gain) loss on foreign currency exchange	(1.3)	1.9	(1.7)	4.4
Other expense (income), net	24.2	(3.8)	36.4	0.4
Total other expense	50.8	29.4	89.5	64.6
Loss before income taxes	(200.4)	(25.5)	(239.5)	(68.7)
Income tax benefit	(28.6)	(6.0)	(40.8)	(15.6)
Net loss	$(171.8)	$(19.5)	$(198.7)	$(53.1)
Net loss per common share:
Basic	$(3.05)	$(0.35)	$(3.54)	$(0.94)
Diluted	$(3.05)	$(0.35)	$(3.54)	$(0.94)
Weighted average common shares:
Basic	56.3	56.4	56.2	56.4
Diluted	56.3	56.4	56.2	56.4

Supplemental Information:
Depreciation and amortization	$54.2	$61.9	$116.1	$128.9
Stock-based compensation expense	6.7	6.9	12.8	23.2

The following table reconciles the Company’s net loss to adjusted net income, adjusted EBIT, and adjusted EBITDAS for the three and six months ended June 30, 2019 and 2018:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME,
ADJUSTED EBIT, AND ADJUSTED EBITDAS
(Unaudited, in millions)

		Three Months Ended June 30,		Six Months Ended June 30,
		2019	2018	2019	2018
Net loss (GAAP)		$(171.8)	$(19.5)	$(198.7)	$(53.1)
Impairment	(1)	130.4	—	130.4	—
Restructuring programs	(2)	36.8	50.6	70.5	89.2
Mark-to-market adjustments	(3)	25.3	(7.6)	41.2	(2.0)
Litigation matter	(4)	25.0	—	25.0	—
Acquisition, integration, divestiture, and related costs	(5)	7.0	1.1	8.0	1.0
Multiemployer pension plan withdrawal	(6)	4.1	—	4.1	—
Tax indemnification	(7)	0.7	1.2	0.4	1.2
Product recall	(8)	0.1	—	0.5	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(9)	(1.4)	1.4	(3.0)	3.3
CEO transition costs	(10)	—	—	—	13.0
Debt amendment and repurchase activity	(11)	—	5.0	—	5.0
Less: Taxes on adjusting items		(35.6)	(10.6)	(50.0)	(25.4)
Adjusted net income (Non-GAAP)		20.6	21.6	28.4	32.2
Interest expense		27.9	29.6	54.8	58.1
Interest income		(1.7)	(0.5)	(4.3)	(2.5)
Income tax benefit		(28.6)	(6.0)	(40.8)	(15.6)
Add: Taxes on adjusting items		35.6	10.6	50.0	25.4
Adjusted EBIT (Non-GAAP)		53.8	55.3	88.1	97.6
Depreciation and amortization	(12)	53.1	57.7	112.3	116.5
Stock-based compensation expense	(13)	6.5	6.7	12.4	13.1
Adjusted EBITDAS (Non-GAAP)		$113.4	$119.7	$212.8	$227.2

Adjusted net income margin		1.6%	1.5%	1.1%	1.1%
Adjusted EBIT margin		4.3%	3.8%	3.5%	3.3%
Adjusted EBITDAS margin		9.1%	8.2%	8.3%	7.7%

		Location in Condensed	Three Months Ended June 30,		Six Months Ended June 30,
		Consolidated Statements of Operations	2019	2018	2019	2018
			(unaudited, in millions)
(1)	Impairment	Asset impairment	$130.4	$—	$130.4	$—
(2)	Restructuring programs	Other operating expense, net	35.5	46.4	64.3	75.3
		Cost of sales	0.5	1.9	4.6	11.6
		General and administrative	0.8	2.3	1.6	2.3
(3)	Mark-to-market adjustments	Other expense (income), net	25.3	(7.6)	41.2	(2.0)
(4)	Litigation matter	General and administrative	25.0	—	25.0	—
(5)	Acquisition, integration, divestiture, and related costs	General and administrative	7.0	0.8	8.0	0.7
		Other operating expense, net	—	0.3	—	0.3
(6)	Multiemployer pension plan withdrawal	Cost of sales	4.1	—	4.1	—
(7)	Tax indemnification	Other expense (income), net	0.7	1.2	0.4	1.2
(8)	Product recall	General and administrative	0.1	—	0.5	—
(9)	Foreign currency (gain) loss on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(1.4)	1.4	(3.0)	3.3
(10)	CEO transition costs	General and administrative	—	—	—	13.0
(11)	Debt amendment and repurchase activity	General and administrative	—	0.2	—	0.2
		Other expense (income), net	—	3.1	—	3.1
		Interest expense	—	1.7	—	1.7
(12)	Depreciation included as an adjusting item	Cost of sales	0.3	1.9	2.2	10.1
		General and administrative	0.8	2.3	1.6	2.3
(13)	Stock-based compensation expense included as an adjusting item	General and administrative	0.2	0.2	0.4	10.1

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Six Months Ended June 30,
	2019	2018
Net Cash Flows Provided By (Used In) :
Operating activities	$9.4	$231.3
Investing activities	(72.7)	(85.7)
Financing activities	(41.4)	(178.0)

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Six Months Ended June 30,
	2019	2018

Cash flow provided by operating activities	$9.4	$231.3
Less: Capital expenditures	(74.0)	(88.3)
Free cash flow	$(64.6)	$143.0

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